EXHIBIT 99.1

American Eagle Outfitters Reports November Sales of $285.8 Million;
Same Store Sales Were Flat to Last Year

Reiterates Fourth Quarter EPS Guidance

PITTSBURGH, PA - December 5, 2007 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that total sales for the four weeks ended December 1, 2007 were $285.8 million, an increase of 16% compared to $247.0 million for the four weeks ended November 25, 2006. Due to the 53rd week in fiscal 2006, November 2007 comps are compared to the four week period ended December 2, 2006. On this basis, comparable store sales were flat, compared to a 10% increase for the same period last year.

November sales reflected uneven store traffic throughout the month. Yet traffic was strong over the Thanksgiving weekend and management was pleased with sales, which averaged a mid single-digit comp increase during the 3-day period.

Total sales for the year-to-date 43 week period ended December 1, 2007 increased 13% to $2.346 billion, compared to $2.068 billion for the 43 week period ended November 25, 2006. Comparable store sales increased 3% for the year-to-date period.

The company reiterated its fourth quarter earnings guidance of $0.67 to $0.70 per share, compared to $0.66 per share last year.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE:AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 855 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a collection of dormwear and intimates, "aerie by American Eagle," which is available in 38 aerie stores, American Eagle stores and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 19 stores. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter earnings expectations may not be achieved, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300